www.TractorSupply.com

TRACTOR SUPPLY APPOINTS MARK J. WEIKEL TO ITS BOARD OF DIRECTORS

Brentwood, Tennessee, February 7, 2014 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that Mark J. Weikel has been appointed to the Company's board of directors.

Mr. Weikel is a seasoned executive with operational expertise and deep knowledge of retail operations. He currently serves as President and Chief Executive Officer of Luxottica Retail Optical North America, providing leadership for a brand portfolio that includes LensCrafters, Pearle Vision, Sears Optical and Target Optical which generates over $3.0 billion in revenue systemwide. Prior to his various positions at Luxottica, Mr. Weikel served as Chief Operating Officer of Lord & Taylor, a specialty department store with 47 stores and over $1.3 billion in sales. Before Lord & Taylor, Mr. Weikel was President & Chief Operating Officer of Victoria’s Secret Stores at Limited Brands. Earlier in his career, Mr. Weikel held several management positions at the MAY Department Stores Company.

Cynthia Jamison, Tractor Supply’s Chairman of the Board stated, “We are delighted Mark is joining Tractor Supply's board of directors. Mark brings a wealth of retail expertise that, combined with his demonstrated success in both operations and merchandising, will build upon the board’s leadership and expertise. We are confident that Mark’s leadership experience and business background will be valuable assets to the Tractor Supply board as we continue to grow our business.”

Mr. Weikel commented, “I am excited by the opportunity to join Tractor Supply's board of directors and the chance to leverage my knowledge around Retail Operations, Merchandise Planning & Allocation, Stores/Visual, and Production and Sourcing. I look forward to contributing to the Tractor Supply team as it continues to expand and enhances its position as the leading retailer serving the rural lifestyle.”

About Tractor Supply Company
At December 28, 2013, Tractor Supply Company operated 1,276 stores in 48 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.